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                                                                   EXHIBIT 4.3

                    AMENDMENTS TO THE BY-LAWS
                OF NETWORK COMPUTING DEVICES, INC.


     Section 2.2 of Article II of the Corporation's By-Laws shall be amended and restated to read in its entirety as follows:

          SECTION 2.2 ANNUAL MEETINGS. The annual meetings of shareholders shall be held on such day and at such hour as shall be fixed by the Board of Directors. At such meeting, the shareholders shall elect Directors and shall transact such other business as may properly be brought before the meeting.

          To be properly brought before the annual meeting, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder of record. In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder's notice must be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received at the principal executive offices of the corporation, addressed to the attention of the Secretary of the corporation, not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (regardless of any postponements, deferrals or adjournments of that meeting to a later date); provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the scheduled meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the earlier of (a) the close of business on the 10th day following the day on which such notice of the date of the scheduled annual meeting was mailed or such public disclosure was made, whichever first occurs, and (b) two days prior to the date of the scheduled meeting. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class, series and number of shares of the corporation that are owned beneficially by the shareholder, and (iv) any material interest of the shareholder in such business. Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section; provided, however, that nothing in this Section shall be deemed to preclude discussion by any shareholder of any business properly brought before the annual meeting.


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          The Chairman of the Board of the corporation (or such other person presiding at the meeting in accordance with these By-Laws) shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

     Section 3.3 of Article III of the Corporation's By-Laws shall be amended and restated to read in its entirety as follows:

          SECTION 3.3 ELECTION AND TERM OF OFFICE. The Directors shall be elected at each annual meeting of shareholders, but if any such annual meeting is not held, or the Directors are not elected thereat, the Directors may be elected at any special meeting of the shareholders held for that purpose. All Directors shall hold office until the expiration of the term for which elected and until their respective successors are elected, except in the case of the death, resignation or removal of any Director. A Director need not be a shareholder.

          Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors at the annual meeting, by or at the direction of the Board of Directors, may be made by any nominating committee or person appointed by the Board of Directors; nominations may also be made by any shareholder of record of the corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Section. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a shareholder's notice shall be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received at the principal executive offices of the corporation addressed to the attention of the Secretary of the corporation not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (regardless of any postponements, deferrals or adjournments of that meeting to a later date); provided, however, that, in the case of an annual meeting and in the event that less than 70 days' notice or prior public disclosure of the date of the scheduled meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the earlier of (a) the close of business on the 10th day following the day on which such notice of the date of the scheduled meeting was mailed or such public disclosure was made, whichever first occurs, and (b) two days prior to the date of the scheduled meeting. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person,
     (iii) the class, series and number of shares of capital stock of the corporation that are owned beneficially by the person, (iv) a statement as to the person's citizenship, and (v) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Section 14 of


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     the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the class, series and number of shares of capital stock of the corporation that are owned beneficially by the shareholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as Director of the corporation. No person shall be eligible for election as a Director of the corporation unless nominated in accordance with the procedures set forth herein.

          In connection with any annual meeting, the Chairman of the Board of Directors (or such other person presiding at such meeting in accordance with these By-Laws) shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.


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